Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-155751 on Form S-3 and Registration Statement Nos. 333-122477, 333-123055 and 333-128144 on Form S-8 of our reports dated March 2, 2009, relating to the consolidated financial statements and financial statement schedules of PHH Corporation (which included an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” and Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” on January 1, 2008), and the effectiveness of PHH Corporation’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of PHH Corporation and subsidiaries for the year ended December 31, 2008.

/s/  Deloitte & Touche LLP

Philadelphia, Pennsylvania
March 2, 2009

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